Exhibit 99.1

Apricus Biosciences Provides Corporate Update, Fourth Quarter and Full Year 2015 Financial Results

Fispemifene Phase 2b Top-Line Data Expected By End of Q1 2016
Vitaros Quarterly Unit Sales Increased 23% in Europe
Conference Call / Webcast Today, Wednesday, March 9, 2016 at 5:00 p.m. ET

SAN DIEGO, CA, Mar. 9, 2016 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the fourth quarter and full year 2015 and provided a corporate update on its clinical development plans for 2016.

“We had a productive fourth quarter as we completed enrollment in our Phase 2b fispemifene trial and remain on schedule to report fispemifene Phase 2b top-line data by the end of the first quarter of 2016,” stated Richard Pascoe, Chief Executive Officer. “Additionally, we continued to experience record Vitaros sales in Europe and according to data obtained from IMS Midas, Vitaros retail unit sales in Europe continued to demonstrate robust double-digit growth from approximately 268,500 units in the third quarter of 2015 to approximately 330,600 units in the fourth quarter of 2015. Apricus also remains on track in the second half of 2016 to resubmit the New Drug Application (“NDA”) for Vitaros U.S. and to continue its clinical development of RayVa.”

Fourth Quarter Highlights and Recent Developments

Apricus made significant progress towards achieving its corporate goals: advancing its clinical development pipeline, increasing Vitaros’ value through the fostering and expansion of its commercial partnerships, and strengthening the Company’s financial position. Fourth quarter and recent highlights include:

•	Closed on a $10 million registered direct offering with certain institutional investors, including existing investors Sarissa Capital and Aspire Capital;

•	Completed enrollment of the fispemifene Phase 2b clinical trial in men with symptomatic secondary hypogonadism with top-line data expected by the end of the first quarter of 2016;

•
Entered into a Vitaros distribution agreement with Ferring Pharmaceuticals in Latin America for a $2.25 million upfront payment and up to $16 million in regulatory and sales milestones, plus royalties on future net sales.

2016 Priorities

Apricus expects to continue to build shareholder value by achieving key strategic objectives including:

Fispemifene

•	Complete the fispemifene Phase 2b clinical trial in patients with symptomatic secondary hypogonadism, with top-line data expected by the end of the first quarter of 2016; and

•	Continue preparatory activities in support of an exploratory study in lower urinary tract symptoms, or LUTS.

Vitaros®* (alprostadil)

•
Continue implementation of the U.S. regulatory approval strategy to address the safety and manufacturing issues raised by the Food and Drug Administration (“FDA”) in the original NDA submission, with an NDA resubmission slated for the second half of 2016;

•
Continue to support the Company’s ex-U.S. partners’ efforts to increase revenue in countries where partners have launched Vitaros; to seek solutions to ensure that Vitaros is available to patients in every country where it is approved but not currently marketed; to support new commercial launches by the Company’s partners; to obtain additional regulatory approvals in other licensed territories; and

•
Continue to generate the required data in 2016 to support product improvements and related regulatory submission(s) for the refrigerated and room temperature delivery devices with a priority to support the U.S. NDA resubmission of the refrigerated version of Vitaros.

RayVa™ (alprostadil)

•	Complete the clinical and drug delivery system activities to support the initiation of a Phase 2b clinical trial in the second half of 2016.

Fourth Quarter Financial Results

Revenue for the quarter ended December 31, 2015 was $2.6 million, compared to revenue of $1.9 million in the fourth quarter of 2014. The $0.7 million increase in revenue during the three months ended December 31, 2015 was primarily related to $2.25 million in license fee revenue recognized in the fourth quarter of 2015 associated with the Company’s partner, Ferring, offset by $1.5 million in license fee revenue recognized in the fourth quarter of 2014 associated with Hexal AG (“Sandoz”). Additionally, there was an increase in royalty revenues related to the sale of Vitaros by the Company’s commercialization partners. These increases were partially offset by a decrease in product sales, primarily due to the Company’s commercialization partners purchasing Vitaros directly from the Company’s manufacturer. Net loss was $2.3 million, or $0.05 per share, for the quarter ended December 31, 2015, compared to a net loss of $17.3 million, or $0.40 per share for the fourth quarter of 2014. The net loss for the quarter ended December 31, 2014 included a one-time charge of approximately $13.6 million, or $0.34 per share, related to the in-licensing of fispemifene.

As of March 4, 2016, cash and cash equivalents totaled $9.7 million, compared to $11.4 million as of December 31, 2014.

2016 Financial Outlook

In 2016, Apricus expects to continue to generate cash from milestone or licensing payments and royalty revenues from its partners’ sales of Vitaros. Apricus will also continue to pursue out-licensing opportunities for Vitaros in Asia-Pacific. Apricus’ expenditures will include costs for clinical development of fispemifene and RayVa, as well as for activities associated with supporting the regulatory approval of Vitaros in the U.S. and the commercialization of Vitaros in Europe.

Conference Call Details

Apricus will host a live conference call and webcast today at 5:00 p.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 58434612. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company’s website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 30 days following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus recently completed enrollment in its Phase 2b trial for fispemifene, a selective estrogen receptor modulator for the treatment of symptomatic male secondary hypogonadism, and plans to conduct additional studies in other urological conditions. Apricus has completed a Phase 2a trial for RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon, and plans to conduct additional clinical trials in patients with Raynaud’s phenomenon secondary to scleroderma. Apricus’ lead commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. In September 2015, Apricus in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Laboratoires Majorelle, Bracco S.p.A., Hexal AG (Sandoz), Takeda Pharmaceuticals International GmbH, Recordati Ireland Ltd. (Recordati S.p.A.), Ferring International Center S.A. (Ferring Pharmaceuticals) and Mylan NV. Apricus’ second-generation room temperature Vitaros is currently under development.

For further information on Apricus, visit http://www.apricusbio.com.

*Vitaros® is a registered trademark of NexMed International Limited. Such trademark is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to licensing and milestone payments and royalty revenues from the sale of Vitaros® in various countries by Apricus’ commercial partners; the development and potential U.S. Food and Drug Administration (“FDA”) approval of Vitaros in the United States and expected timing thereof; the planned launch of Vitaros in additional countries and growth in existing markets; the timing of an NDA submission for Vitaros and any submission related to a refrigerated and room temperature version of Vitaros; the expected timing of top-line data for the Phase 2b clinical trial for fispemifene; planned activities for a study in the second indication for fispemifene; the timing of a Phase 2b clinical trial for RayVa™; the timing and success of current and planned clinical trials; and expected cash generation and expenditures to support Apricus’ operating plan. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: Apricus’ ability to raise additional funding that it will need to continue to pursue its commercial and business development plans, including Apricus’

ability to access additional capital under its equity facility; the effect of the out-of-stock situation for Vitaros in Germany, Sweden and Belgium and the potential that Apricus’ partner in those countries, Sandoz, does not resume ordering product for these countries or other countries pending the results of an ongoing out-of-specification investigation by our contract manufacturer; Apricus’ ability to have its product Vitaros be approved by the FDA in the United States and relevant regulatory authorities in Europe and in other countries; Apricus’ ability to further develop Vitaros, such as the room temperature version of Vitaros, and its other product candidates, RayVa and fispemifene, as well as the timing of such events; Apricus’ ability to successfully carry out and complete clinical studies for Vitaros, if required, RayVa and fispemifene, as well as the timing and success of the results of such studies; feedback received from regulatory agencies, such as the FDA on the development of Apricus’ product candidates; Apricus’ dependence on its commercial partners to carry out the commercial launch or grow sales of Vitaros in various territories and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain and maintain intellectual property protection for Vitaros, RayVa, fispemifene or any other product candidates; Apricus’ ability to remain in compliance with the terms and restrictions under the credit facility; Apricus’ ability to obtain the requisite governmental approval for Vitaros, RayVa and fispemifene; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2015	2014	2013
Revenue
License fee revenue	$3,600	$8,454	$941
Royalty revenue	650	36	—
Product sales	589	769	21
Contract service revenue	—	—	1,549
Total revenue	4,839	9,259	2,511

Cost of product sales	922	918	23
Cost of service revenue	—	—	2,608
Gross profit	3,917	8,341	(120)

Research & development expense	14,649	21,288	5,123
General & administrative expense	10,516	11,418	13,554
Other operating expense (income)	102	(1,806)	(1,430)
Total operating expense	25,267	30,900	17,247

Other income	2,327	82	1,497
Loss from continuing operations	(19,023)	(22,477)	(15,870)
Income (loss) from discontinued operations	—	691	(1,068)
Net loss	$(19,023)	$(21,786)	$(16,938)

Basic and diluted loss per common share
Loss per share from continuing operations	$(0.38)	$(0.57)	$(0.46)
Income (loss) per share from discontinued operations	$—	$0.02	$(0.03)
Net loss per share	$(0.38)	$(0.55)	$(0.49)

Consolidated Balance Sheets
(In thousands)

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$3,887	$11,400
Other current assets	2,404	1,889
Property and equipment, net	1,290	1,358
Other long term assets	274	162
Total assets	$7,855	$14,809

Accounts payable, accrued expenses and other current liabilities	$6,146	$6,527
Notes payable	9,475	4,779
Warrant liability	1,841	—
Deferred revenue	137	1,226
Other long term liabilities	200	358
Stockholders’ (deficit) equity	(9,944)	1,919
Total liabilities and stockholders’ (deficit) equity	$7,855	$14,809